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                                                                    EXHIBIT 99.1




FOR IMMEDIATE RELEASE


                     NL INDUSTRIES, INC. SETTLES LITIGATION
                          AGAINST LOCKHEED CORPORATION


     HOUSTON, TX...February 24, 1994...NL Industries, Inc. announced today that it has settled its pending lawsuit against Lockheed Corporation and Lockheed's directors. Under the settlement, Lockheed paid NL $27 million in cash. In connection with the settlement, NL and Lockheed agreed to dismiss the pending proceedings and to release all claims that each may have against the other.

     NL stated that the litigation arose out of NL's claims, among others, that Lockheed had violated the federal securities laws by making false an misleading statements about its employee stock ownership plan that impacted the value of the Lockheed stock formerly owned by NL. The jury concluded in December 1992 verdict that Lockheed violated the antifraud provisions of the federal securities laws and awarded NL $30 million. Both companies appealed.

     NL's Chairman, Harold C. Simmons, expressed satisfaction with the resolution of the disputes with Lockheed and its management.

     NL Industries, Inc., a producer of titanium dioxide pigments and specialty chemicals, is headquartered in Houston, Texas. NL's common stock is traded on the New York and Pacific Stock Exchanges under the symbol "NL".

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